FOR IMMEDIATE RELEASE


                                        CONTACT:
                                                 Tom Guinan, CEO or
                                                 Jeff Weiner, CFO
                                                 Delicious Brands, Inc.
                                                 2070 Maple Street
                                                 Des Plaines, IL 60018

                                        DATE:
                                                 April 7, 2000





                 Delicious Brands Enters Into Agreement To Sell
                               Assets To Parmalat


            Delicious  Brands,  Inc.  (OTCBB:  DBSI) announced today that it had entered into an definitive agreement to sell substantially all of its assets to BF USB, Inc., a subsidiary of Parmalat Canada Ltd. The purchase price anticipated to be paid at closing in the proposed agreement is $26,680,000, less a working capital adjustment. However, after payment of all outstanding debt by Delicious, redemption of its Series C Preferred Stock and Series D Preferred Stock, continuing losses from operations and expenses associated with this transaction, the Company's management cautioned that the net proceeds to Delicious will not likely represent a premium to its current market capitalization. This transaction is subject to satisfaction of various conditions, including, the approval of a majority of the shareholders of Delicious, Hart Scott Rodino Act approval, and other governmental approvals and the obtaining of all necessary consents. Delicious has received an opinion from its financial advisor, Valuemetrics, Inc., that the terms of the transaction are in best interests of the Delicious and its shareholders.

            Thomas J. Guinan, CEO of Delicious Brands, Inc., commented by stating: "Given Delicious Brands' losses and declining sales, the Board of Directors, after much deliberation and after receiving a fairness opinion from their investment banker, decided it was in the best interests of the shareholders to sell the assets of the Company. Unfortunately, Delicious Brands does not have the critical mass to successfully compete in the cookie and cracker segment, whereas an international organization like Parmalat, especially through its bakery division including Mrs. Alison's cookies subsidiary, could successfully roll-up the assets of Delicious Brands, Inc into their currently impressive portfolio of cookie and snack companies. Upon shareholder approval of this transaction, the Board of Delicious will evaluate all alternatives and determine the best course to maximize shareholder value."

            Delicious has consummated a private placement raising an additional $2,000,000 through the issuance of 100,000 shares of Series D Preferred Stock, par value $0.01 per share, at a purchase price of $20.00 per share as of April 3, 2000. The proceeds will be used by Delicious for working capital purposes and for the purpose of establishing a special reserve escrow fund under the terms of the definitive agreement for the sale of substantially all of Delicious' assets.

            Delicious Brands, Inc. currently markets branded cookie and cracker products. Its list of established proprietary brand names includes Salerno(R), Delicious(R), and Mama's(R), and Frookies(R). The Company's stock trades on the NASDAQ OTC Bulletin Board.

            Parmalat's bakery division brands include Colonial, Mrs. Alison's and General Henry. BF USB Inc. is an indirectly held subsidiary of Parmalat Canada Ltd. The Group holding company, Parmalat Finanziaria S.p.A. is listed on the Milan Stock Exchange (PRFI.MI), and is one of the world's leading food group companies with headquarters in Parma, Italy. Parmalat generates over $6 Billion in total sales and has operations in 27 countries employing over 40,000 people.


                                # # # # # # # # #



This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty including, without limitations, the ability of the Company to consummate the transaction, the ability to fund continuing losses and market and develop its products. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as representation by the Company or any other person that the objectives and plans of the Company will be achieved.